Exhibit 15

July 24, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated July 24, 2009 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three and six-month periods ended June 30, 2009 and 2008 and included in the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2009 is incorporated by reference in its Registration Statement on Form S-3 (No. 333-144830), in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991) and in the Registration Statements on Form S-8 (Nos. 333-156390, 333-156385, 333-150643, 333-150640, 333-150639, 333-125478, 333-125476, 333-125293, 333-110020, 333-100724, 333-100723, 333-100718, 333-82911, 333-77817, 333-21853, 333-21851, 033-57769 and 033-51385).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut